UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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USA TRUCK INC.
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The following question and answer document was distributed by USA Truck, Inc. to certain of its employees on June 24, 2022.
Note: This Q&A is intended to guide verbal communications USA Truck has with its constituents about the transaction. It is not to be delivered in writing.

TOP QUESTIONS
1.	What has USA Truck announced? What are the terms of the transaction?

DB Schenker will acquire all outstanding shares of USA Truck common stock for $31.72 per share in cash. The combination advances DB Schenker and USA Truck shared vision to become the premier North American transportation solutions provider. The transaction values USA Truck at approximately $435 million, including assumed cash and debt.
2.	Who is DB Schenker?

DB Schenker, a division of Deutsche Bahn, is one of the world’s leading logistics providers. The company operates land, air, and ocean transportation services, and it also offers comprehensive solutions for logistics and global supply chain management from a single source. In the Americas, DB Schenker is one of the largest integrated logistics service providers with more than 10,000 employees in 123 locations providing over 27 million sq. ft. of distribution operations to its clients.
3.	What does this transaction mean for USA Truck moving forward? How will the business be integrated into DB Schenker?

The combination advances DB Schenker and USA Truck’s shared vision to become the premier North American transportation solutions provider. Upon completion of the transaction, DB Schenker is expected to strengthen and expand USA Truck’s presence in North America, while leveraging its complementary international logistics expertise, air transport services and ocean gateways to benefit USA Truck’s existing customer base.
DB Schenker is intent on being among the top land transportation providers in North America and views USA Truck as the ideal platform to build upon.
4.	Why is USA Truck being acquired? Why now? Why not continue to operate as a standalone company?

The combination unlocks significant value for USA Truck stockholders, provides growth opportunities for our company, broadens career opportunities and enhances benefits for our employees, and increases our capacity for and service offerings with which to support our customers. Together with DB Schenker, USA Truck will have even greater access to capital to drive and accelerate its growth strategy and will advance its efforts to become the premier North American transportation solutions provider.
5.	Was this part of a broader sales process? Has USA Truck been soliciting multiple offers?

Details regarding the Board-led process and our discussions with DB Schenker will be available in USA Truck’s proxy statement that will be made available publicly in the coming weeks.

6.	Why is DB Schenker the right long-term partner for USA Truck? Why not sell to a U.S. buyer?

DB Schenker is a terrific partner for USA Truck.  It has a meaningful presence in the U.S., a market leading global footprint and great ambitions for growth in North America. The combination advances DB Schenker and USA Truck’s shared vision to become the premier North American transportation solutions provider. As part of a larger organization, USA Truck and its employees will be able to grow faster, better and more completely and will have access to career opportunities beyond those that we have as a standalone organization.
7.	Are you concerned for the USA Truck brand under German ownership? Will we lose our trademarked stars and bars?

No and no. This transaction with DB Schenker is a testament to the quality of the USA Truck brand, the trusted relationships we’ve developed with customers across the country, and above all, the hard work and relentless commitment of our teams. DB Schenker values USA Truck’s strong brand equity and unique identity and shares our commitment to serving our stakeholders with integrity, commitment and accountability.
8.	Is the business struggling? Did our performance prompt this sale?

No – in fact, in the first quarter 2022, USA Truck delivered the seventh consecutive quarter of record earnings as well as the highest first quarter total revenue and adjusted earnings per share in its history.
This transaction with DB Schenker is a testament to the quality of the USA Truck brand, the trusted relationships we’ve developed with customers across the country, and above all, the hard work and relentless commitment of our teams. DB Schenker already has a meaningful presence in the U.S. and great ambitions for growth, making them the ideal partner to enable USA Truck’s expansion.
9.	How will this impact our long-term strategy?

USA Truck’s vision is and has been to be a premier North American transportation solutions provider that improves the lives of team members, customers, industry partners, and our communities. DB Schenker believes in our mission and this combination rapidly advances our shared goal to lead the North American transportation solutions market.
10.	Who will lead USA Truck moving forward?

Post-closing, USA Truck will report organizationally under DB Schenker’s Land Transport, Americas Region. The Land Transport, Americas Region is led by Joe Jaska, who has over 30 years of logistics expertise and has led DB Schenker’s Americas efforts over the last two and a half years.

11.	When will the transaction be completed? What sort of approvals are needed?

The transaction, which has been unanimously approved by USA Truck’s Board of Directors and approved by DB Schenker’s stockholder and all of Deutsche Bahn governing bodies, is subject to certain regulatory reviews and approvals and the satisfaction of other customary closing conditions, including the approval of USA Truck stockholders. Upon completion of the transaction, which the parties expect will occur by the end of 2022, USA Truck will become a private company and delist from the NASDAQ Global Select Market.
INVESTORS/ANALYSTS
1.	Was this transaction part of a formal strategic review / bidding process?

Details regarding the Board-led process and our discussions with DB Schenker will be available in USA Truck’s proxy statement that will be made available publicly in the coming weeks.
2.	Were you aware of any USA Truck investors pushing for a sale?

No.
3.	When is this transaction expected to close? What are the requirements to close the deal? Does this require stockholder approval?

The transaction, which has been unanimously approved by USA Truck’s Board of Directors and approved by DB Schenker’s stockholder and all of Deutsche Bahn governing bodies, is subject to certain regulatory reviews and approvals and the satisfaction of other customary closing conditions, including the approval of USA Truck stockholders. Upon completion of the transaction, which the parties expect will occur by the end of 2022, USA Truck will become a private company and delist from the NASDAQ Global Select Market.
4.	Are there any regulatory concerns given the foreign ownership?

The transaction is subject to certain regulatory reviews and approvals and the satisfaction of other customary closing conditions. We are confident we will achieve the approvals necessary to move forward with this deal.
EMPLOYEES
1.	What does this mean for us? What new opportunities will we have with this transaction? I understand why stockholders benefit, but why is this a good outcome for USA Truck employees?

DB Schenker’s intent is to leverage the existing operations of USA Truck as a platform to grow upon in the future. That means people, systems, tools, assets, and relationships that created the interest in a merger in the first place are the very attributes that will be leveraged in the future.  As part of a larger organization, USA Truck employees will have access to career opportunities beyond those that we have as a standalone organization. DB Schenker has great ambitions for growth in the North American market and USA Truck is central to their overall strategy.
Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022. Our agreement with DB Schenker provides that wage and benefit arrangements will remain unchanged for one year. Please continue to focus on your daily responsibilities and serving our customers as we always have.

2.	Will there be any layoffs, facilities closures or operational changes as a result of the acquisition?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022. That being said, DB Schenker sees USA Truck as a platform off of which to build and does not plan to eliminate any positions as a result of this transaction.  Please continue to focus on your daily responsibilities and serving our customers as we always have.
3.	Who will lead the business moving forward? Will the management team change?

Post-closing, USA Truck will be led by industry veteran Joe Jaska, DB Schenker’s Executive Vice President Land Transport, Americas Region. Joe Jaska, a native Texan, has over 30 years of logistics expertise and has led DB Schenker’s Americas efforts over the last two and a half years.
4.	Will we continue to operate as a standalone entity within the DB Schenker platform or will we be integrated into their brand?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022. Any changes that may result from this transaction will be determined as part of the post-closing integration process. That being said, DB Schenker values USA Truck’s strong brand equity and unique identity and shares our commitment to serving our stakeholders with integrity, commitment and accountability. DB Schenker has great ambitions for growth in the North American market and USA Truck is central to their overall growth strategy.
5.	Will my day-to-day responsibilities change?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022.

6.	How will this impact my compensation, benefits, bonus, 401K, PTO?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022. DB Schenker’s intent is to leverage the existing operations of USA Truck as a platform to grow upon in the future. That means people, systems, tools, assets, and relationships that created the interest in a merger in the first place are the very attributes that will be leveraged in the future.  Further, our agreement with DB Schenker provides that wage and benefit arrangements will remain unchanged for one year. As we formally join a larger global organization, we will inform you of any changes that result from this combination during the post-closing integration process. We advise you to direct these questions to your direct manager / HR lead.
7.	Will any employees be asked to relocate?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022, and we do not anticipate that employees will be asked to relocate as a result of this transaction. Any changes that may result from this transaction will be determined as part of the post-closing integration process.
8.	Will any of our terminal locations be changing?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022, and we do not anticipate that terminal locations will be impacted as a result of this transaction.  Any changes that may result from this transaction will be determined as part of the post-closing integration process.
9.	Will USA Truck’s common stock continue to trade now that we’ve announced the transaction?

Yes, USA Truck’s common stock will continue to trade on the NASDAQ Global Select Market. Once the transaction closes, USA Truck will become a private company and delist from the NASDAQ Global Select Market.
10.	Don’t we compete with DB Schenker for customers now? How will that work?

No, we don’t. That’s one of the compelling features of this merger. DB Schenker has North American ambitions to be a market leader, but no operational presence in the specific areas where we do. This is a complimentary addition to their portfolio.
11.	Will any of my customer contracts or relationships change?

Existing relationships will not change as a result of this transaction.
12.	If customers ask, what should I tell them about the transaction?

We’ll be communicating these points to our customers over the next few days. If you receive any questions from customers, please refer them to Tim Guin, our Chief Commercial Officer.

13.	If the media or other third parties ask, what should I tell them about the transaction?

Please refer any media or other third party inquiries to James Reed, our President and Chief Executive Officer. It is important we speak with one voice, and we ask that you please refrain from commenting on any questions you receive from media or other third parties.
14.	I don’t know how I feel about working for a huge international company that doesn’t know anything about us. What do they know about running an American company?

DB Schenker has established leadership positions in dozens of markets around the globe. They recognize the importance of regional expertise and will rely on USA Truck’s extremely knowledgeable employee base to grow within North America, while providing significant value and expertise from their deep operational knowledge.
Further, Joe Jaska, a Texas native, who will lead the business moving forward, brings more than 30 years of logistics expertise and has overseen DB Schenker’s Americas efforts over the last two and a half years. He possesses deep familiarity with the U.S. transportation market and American company operations.
15.	How does DB Schenker’s culture and vision compare to USA Truck’s? Are you concerned about any substantial cultural differences?

This transaction with DB Schenker is a testament to the quality of the USA Truck brand, the trusted relationships we’ve developed with customers across the country, and above all, the hard work and relentless commitment of our teams. DB Schenker values USA Truck’s strong brand equity and unique identity and shares our commitment to serving our stakeholders with integrity, commitment and accountability - values that have been core to our success in serving our clients’ and communities’ needs. In fact, DB Schenker’s own action principles prioritize four of those five values (accountability, commitment, teamwork and integrity), as well as ownership in caring for customers and focusing on the present to drive future success.
DB Schenker’s own company culture and values are closely aligned with USA Truck’s.
16.	What will the post-closing integration process look like? How long do you expect it will take? How do you plan to make sure drivers can make this transition smoothly?

There is always some element of post-closing integration in these instances, but rest assured that DB Schenker’s intent here is to leverage the existing operations of USA Truck as a platform to grow upon in the future. That means people, systems, tools, assets, and relationships that created the interest in a merger in the first place are the very attributes that will be leveraged in the future.
Please be assured that DB Schenker values USA Truck’s rich legacy and looks forward to enhancing our trusted brand equity and overall presence in the market. While this announcement is an important step for USA Truck, we recognize that as part of a larger entity, certain aspects of our culture will likely evolve. However, our strong customer-centric focus and commitment to our local communities – defining features of our culture and our continued success – will only be enhanced.

17.	Will my role, title or team change? Who will I report to?

Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022. Following the close, we do not except any immediate change to roles, titles or teams. DB Schenker has great ambitions for growth in the North American market and USA Truck is central to their overall growth strategy.
18.	Whom do I reach out to with additional questions?

The USA Truck leadership team will be hosting Q&A sessions with groups of employees. In the coming weeks, we also expect that USA Truck employees will have a chance to hear directly from DB Schenker’s leadership why they are so excited for this long-term partnership. Should you have any further questions in the meantime, please reach out to your manager.
CUSTOMERS
1.	What does this mean for our customers?

Upon completion of the transaction, DB Schenker is expected to strengthen and expand USA Truck’s presence in North America, while leveraging its complementary international logistics expertise, air transport services and ocean gateways to benefit USA Truck’s existing customer base.
Our combination with DB Schenker will provide USA Truck customers access to a larger international footprint and additional suites of services, including international freight forwarding, customs brokerage and freight consolidation.
2.	What does this mean for my existing relationships with both USA Truck and DB Schenker?

Existing relationships will not change as a result of this transaction.
3.	Will pricing or offerings change?

USA Truck’s pricing structure for existing services will not change as a result of this transaction. Our service offerings will expand to include many more national and international transportation solutions.
4.	I liked dealing with a smaller, local company. Why should I be excited about dealing with an international conglomerate now?

You will still be dealing with a U.S.-based operation. Our domestic U.S. operations will only expand service offerings. Existing customer relationships will not change as a result of this transaction.

5.	Will I have access to DB Schenker’s other logistics solutions?

Yes, all logistics service offerings will be expanded to our customers. In combination with DB Schenker, USA Truck will strengthen and expand its presence in North America, while leveraging DB Schenker’s complementary international logistics expertise, air transport services and ocean gateways to benefit our existing customer base.
6.	Do you anticipate any interruption in service?

We do not, and you should not, expect any interruption in service.
7.	Will this affect our contract terms? Do I need a new contract?

It will be business as usual. We do not plan to make any changes to our current customer contracts as a result of the transaction.
8.	Whom can I contact if I have additional questions?

Existing relations will not change as a result of this transaction. If you have additional questions, contact Tim Guin, our Chief Commercial Officer.

SUPPLIERS
1.	What does this transaction mean for me? What are the opportunities for vendors/suppliers?

Upon completion of the transaction, DB Schenker is expected to strengthen and expand USA Truck’s presence in North America, while leveraging its complementary international logistics expertise, air transport services and ocean gateways. We expect this to translate in to expanded opportunities for our strong and committed supplier partners.
2.	Will this transaction impact my contract? Do I need to renegotiate?

It will be business as usual. We do not plan to make any changes to our current supplier contracts as a result of the transaction.
3.	I’m also a supplier for DB Schenker. Will this pose an issue?

We do not expect this to be an issue. Following the close of the transaction, a contract representative will reach out to ensure your contract is managed appropriately under the joint entity. Existing contract terms will not change as a result of this transaction.

4.	Will I still be paid in a timely manner and on the same terms?

Yes. Existing payment terms will not change as a result of this transaction.
5.	Does this trigger any change of control clauses in our existing contracts?

No.
COMMUNITY
1.	Will anyone lose their job or be required to relocate as a result of this transaction? If so, how many people will be impacted and how will you take care of those employees?

No. DB Schenker is committed to investing in our growth and we do not expect a reduction in headcount as a result of this transaction. To the contrary, the combination will broaden opportunities for USA Truck employees in the North American market and expand opportunities for new employees as we look to expand our presence in North America.
Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022.
2.	Should we be concerned that a foreign buyer is purchasing a well-known American brand?

No. This transaction with DB Schenker is a testament to the quality of the USA Truck brand, the trusted relationships we’ve developed with customers across the country, and above all, the hard work and relentless commitment of our teams. DB Schenker values USA Truck’s strong brand equity and unique identity and shares our commitment to serving our stakeholders with integrity, commitment and accountability.
3.	Will this transaction affect USA Truck’s role in Van Buren or its affiliation with local associations, groups, etc?

Please be assured that DB Schenker values USA Truck’s rich legacy and looks forward to enhancing our trusted brand equity and overall presence in the market. While this announcement is an important step for USA Truck, we recognize that as part of a larger entity, certain aspects of our culture will likely evolve. However, our strong customer-centric focus and commitment to our local communities – defining features of our culture and our continued success – will only be enhanced as DB Schenker provides additional resources for our business.
Everything remains business as usual until the close of the transaction, which is expected to occur by the end of 2022. That being said, we do not anticipate DB Schenker will eliminate positions as a result of this transaction. Any facility or operational changes that may result from this transaction will be determined as part of the post-closing integration process.

Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger involving USA Truck, Inc. (“USA Truck”) and DB Schenker. A meeting of the stockholders of USA Truck will be announced to seek stockholder approval in connection with the proposed merger. USA Truck will file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of USA Truck and will contain important information about the proposed merger and related matters. INVESTORS AND STOCKHOLDERS OF USA TRUCK SHOULD READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT USA TRUCK, DB SCHENKER, AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by USA Truck with the SEC at the SEC’s website at www.sec.gov, at USA Truck’s website at www.usa-truck.com or by sending a written request to USA Truck’s Secretary at 3200 Industrial Park Road, Van Buren, Arkansas 72956.
Participants in the Solicitation
USA Truck and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of USA Truck’s stockholders in connection with the merger will be set forth in USA Truck’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the merger. Information relating to the foregoing can also be found in USA Truck’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 11, 2022. To the extent that holdings of USA Truck’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
Forward Looking Statements
This communication contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the merger. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: (a) the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals); (b) uncertainties as to the timing of the merger and the possibility that the merger may not be completed; (c) unanticipated difficulties or expenditures relating to the merger; (d) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require USA Truck to pay a termination fee; (e) legal proceedings, judgments or settlements, including those that may be instituted against USA Truck, USA Truck’s Board of Directors, USA Truck’s executive officers and others following the announcement of the merger; (f) disruptions of current plans and operations caused by the announcement and pendency of the merger; (g) risks related to disruption of management’s attention from USA Truck’s ongoing business operations due to the merger; (h) potential difficulties in employee retention due to the announcement and pendency of the merger; (i) the response of customers, suppliers, drivers and regulators to the announcement and pendency of the merger; (j) disruptions in the execution of plans, strategies, goals and objectives of management for future operations caused by the merger; (k) changes in accounting standards or tax rates, laws or regulations; (l) continued and sufficient access to capital; (m) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflation, or the conflict in Ukraine and related sanctions) or competition, or changes in such conditions, negatively affecting USA Truck’s business, operations and financial performance; (n) risks that the price of USA Truck’s common stock may decline significantly if the merger is not completed; (o) the possibility that USA Truck could, following the merger, engage in operational or other changes that could result in meaningful appreciation in its value; and (p) the possibility that USA Truck could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of USA Truck’s assets to one or more as yet unknown purchasers, which could conceivably produce a higher aggregate value than that available to our stockholders in the merger. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or if any occur, what effect they will have on our results of operations or financial condition.
If the proposed merger is consummated, USA Truck’s stockholders will cease to have any equity interest in USA Truck and will have no right to participate in its earnings and future growth. Other factors that could impact USA Truck’s forward-looking statements are identified and described in more detail in USA Truck’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as USA Truck’s subsequent filings and quarterly reports and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on USA Truck’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, USA Truck undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.